[Photo Omitted]
       Terry Robinson
      President and CEO

       The Vintage Bank

             Main
      1500 Soscol Avenue
        Napa, CA 94559

           Bel-Aire
     3636 Bel-Aire Plaza
        Napa, CA 94558

          St. Helena
       1065 Main Street
     St. Helena, CA 94558

           Gateway
 1190 Airport Rd. Suite #100
        Napa, CA 94558

         Solano Bank

          Vacaville
       403 Davis Street
     Vacaville, CA 95688

          Fairfield
  1411 Oliver Rd. Suite #100
     Fairfield, CA 94553

           Vallejo
  976 Admiral Calaghan Lane
      Vallejo, CA 94590

           Benicia
    1395 E. Second Street
      Benicia, CA 94510


    For More Information:

      North Bay Bancorp
        P.O. Box 2200
        Napa, CA 94558
    Phone: (707) 252-5026
  Toll Free: (800) 888-4682
     Fax: (707) 252-5027

   www.NorthBayBancorp.com


[LOGO OMITTED]
Nb North Bay                Investor
     BANCORP                  News
                                                               Volume 2, Issue 2
                                                              Third Quarter 2003

                               PRESIDENT'S LETTER

This issue marks the resumption of our quarterly communications to shareholders. Henceforth, you will receive these newsletters following release of financial results for the first, second and third quarters of each year. We will not produce a newsletter following the fourth quarter as shareholders will receive our Annual Report in lieu.

The months since our last shareholders' newsletter have been challenging ones. The first half of the year was notable for some key management changes followed by a significant reorganization of the holding company and resolution of litigation with our former host system provider. Also during the first half of 2003, we felt the negative financial effects of unprecedented low interest rates. As the fed funds rate approached zero, a narrowing net interest margin was unavoidable. This lower margin impacted us at the same time we were absorbing non-recurring expenses related to the litigation, new regulations, our internal reorganization, opening of our ninth branch office and relocation of holding company administrative offices.

As reported elsewhere in this newsletter, we announced record profits for the third quarter 2003 and a return to what I described as "normalized" earnings. While the first half of 2003 was impacted by non-recurring events, we view the second half of the year as being more representative of ongoing profitability. I am bullish on our prospects for year 2004. We have our key positions filled with outstanding people, our Banks have effective sales program to help sustain our growth, we will continue our tradition of high asset quality and our overhead performance will improve through a combination of growth and improved expense management.

I would like to acknowledge and thank the management team that has carried us through this challenging period and will help us capitalize on the great opportunities ahead. Our two Bank Presidents and Chief Executive Officers, Glen Terry (The Vintage Bank) and John Nerland (Solano Bank) have strengthened their organizations in key areas and instilled a "sales and service" culture within their respective Banks. Executive Vice President Kathi Metro, who started with The Vintage Bank in 1985, now handles Credit Administration from the holding company; Kathi deserves a great deal of the credit for the Company's exceptional asset quality. Senior Vice President & Chief Financial Officer Lee-Ann Cimino, another employee with us since the early days of The Vintage Bank, has effectively handled the many challenges presented by new legislation and audit standards required of public companies. Under the guidance of Senior Vice President and Human Resources Manager Susan Fonseca, we have upgraded our recruitment and hiring practices and are rapidly improving our quality and quantity of employee training. Senior Vice President & Manager of Information Services Suzette Junier has effectively directed her department's daily activities while overseeing projects that enhance the quality of management information. Vice President Lynn Tuttle has effectively managed Loan Operations during a year when volumes nearly doubled, all the while retaining responsibility for Compliance and Internal Audit. Jaime Buffington, Vice President and Operations Administrator, has implemented changes that have improved the service quality and efficiencies of our Call Center, Merchant Bankcard and Internet Banking programs. Recently, our management team has been strengthened with the addition of Vice President & Marketing Manager Stacey Heater-Divine and the return of Stephanie Rode, who is assuming responsibility as Vice President for Compliance and Internal Audit.

                                                             Continued on page 6
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North Bay Bancorp Investor News      Page 1                         Vol. 2  No.2

(LOGO Omitted)
North Bay Bancorp
Income Statements
(Unaudited)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            Three Months Ended        Nine Months Ended
                                              September 30,             September 30,

                                             2003       2002         2003         2002
                                             ----       ----         ----         ----
INTEREST INCOME:
   Loans (including fees)               $4,853,000  $4,290,000  $13,780,000  $12,187,000
   Federal funds sold                       38,000     135,000      157,000      291,000
   Investment securities taxable           482,000     906,000    1,999,000    2,561,000
   Investment securities tax exempt        181,000     164,000      473,000      502,000
                                        ----------  ----------  -----------  -----------
          Total Interest income          5,554,000   5,495,000   16,409,000   15,541,000

INTEREST EXPENSE:
   Deposits                                550,000     859,000    1,907,000    2,511,000
   Short term borrowings                     2,000           0       10,000            0
   Long term borrowings                    129,000     153,000      411,000      192,000
                                        ----------  ----------  -----------  -----------
          Total Interest Expense           681,000   1,012,000    2,328,000    2,703,000

          Net interest income            4,873,000   4,483,000   14,081,000   12,838,000

PROVISION FOR LOAN LOSSES                   45,000     144,000      135,000      432,000

          Net interest income after
             provision for loan losses   4,828,000   4,339,000   13,946,000   12,406,000

NONINTEREST INCOME:                        848,000     731,000    2,285,000    2,009,000

Gains on securities transactions, net      207,000           0      637,000       66,000

NONINTEREST EXPENSE:
   Salaries and employee benefits        2,338,000   1,978,000    6,896,000    5,858,000
   Occupancy                               356,000     228,000      931,000      680,000
   Equipment                               485,000     450,000    1,230,000    1,392,000
   Other                                 1,088,000   1,041,000    3,536,000    2,589,000
                                        ----------  ----------  -----------  -----------
          Total nonInterest expense      4,267,000   3,697,000   12,593,000   10,519,000

          Income before provision for
             income taxes                1,616,000   1,373,000    4,275,000    3,962,000

PROVISION FOR INCOME TAXES                 452,000     446,000    1,204,000    1,380,000

NET INCOME                              $1,164,000  $  927,000  $ 3,071,000  $ 2,582,000
                                        ==========  ==========  ===========  ===========

BASIC EARNINGS PER SHARE:               $     0.51  $     0.42  $      1.36  $      1.18
                                        ==========  ==========  ===========  ===========
DILUTED EARNINGS PER SHARE:             $     0.50  $     0.41  $      1.32  $      1.15
                                        ==========  ==========  ===========  ===========
DIVIDENDS PAID PER SHARE:               $     0.00  $     0.00  $      0.20  $      0.20
                                        ==========  ==========  ===========  ===========

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North Bay Bancorp Investor News           Page 2                   Vol. 2  No. 2

(LOGO Omitted)
North Bay Bancorp
Consolidated Balance Sheets
(Unaudited)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                              September    September      December
                                                                                  30,          30,           31,
ASSETS                                                                           2003         2002          2002
                                                                                 ----         ----          ----
CASH AND DUE FROM BANKS                                                    $ 34,777,000  $ 20,091,000  $ 23,785,000
FEDERAL FUNDS SOLD                                                           21,750,000    25,154,000    28,525,000
TIME DEPOSITS WITH OTHER FINANCIAL INSTITUTIONS                                 100,000       100,000       100,000
                                                                           ------------  ------------  ------------
    Total cash and cash equivalents                                          56,627,000    45,345,000    52,410,000

INVESTMENT SECURITIES:
     Held-to-maturity                                                         1,250,000     1,272,000     1,272,000
     Available-for-sale                                                      83,177,000   106,280,000   104,473,000
     Equity securities                                                        1,349,000     1,352,000     1,349,000
                                                                           ------------  ------------  ------------
TOTAL INVESTMENT SECURITIES                                                  85,776,000   108,904,000   107,094,000

LOANS, net of allowance for loan losses of $3,421,000 in September 2003,
    $3,143,000 in September 2002 and $3,290,000 in December 2002            274,491,000   219,245,000   234,337,000
LOANS HELD-FOR-SALE                                                          10,786,000             0             0
BANK PREMISES AND EQUIPMENT, net                                             11,137,000    10,691,000    10,800,000
ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS                                 12,499,000    11,743,000    11,817,000
                                                                           ------------  ------------  ------------

          Total assets                                                     $451,316,000  $395,928,000  $416,458,000
                                                                           ============  ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
       Non-interest bearing                                                $104,594,000  $ 94,833,000  $104,142,000
       Interest bearing                                                     294,827,000   253,266,000   263,661,000
                                                                           ------------  ------------  ------------
         Total deposits                                                     399,421,000   348,099,000   367,803,000

Floating rate subordinated
    debenture (trust preferred securities)                                   10,000,000    10,000,000    10,000,000
Accrued interest payable and other liabilities                                3,836,000     3,377,000     3,312,000
                                                                           ------------  ------------  ------------

         Total liabilities                                                  413,257,000   361,476,000   381,115,000

SHAREHOLDERS' EQUITY:
Preferred stock no par value - Authorized, 500,000 shares;
        Issued and outstanding - None
Common  stock  - no  par  value  - Authorized 10,000,000  shares;
        Issued  and outstanding - 2,285,646 shares in September 2003,
        2,123,687 shares in September 2002 and 2,130,288 in December 2002    29,209,000    25,269,000    25,387,000
Retained earnings                                                             8,324,000     7,487,000     8,612,000
Accumulated other comprehensive income                                          526,000     1,696,000     1,344,000
                                                                           ------------  ------------  ------------
       Total shareholders' equity                                            38,059,000    34,452,000    35,343,000

          Total liabilities and shareholders' equity                       $451,316,000  $395,928,000  $416,458,000
                                                                           ============  ============  ============

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North Bay Bancorp Investor News           Page 3                   Vol. 2  No. 2

Third Quarter Earnings (News Release dated October 28, 2003)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NAPA, Calif.--(BUSINESS WIRE)--Oct. 28, 2003--North Bay Bancorp (Nasdaq:NBAN), holding company for The Vintage Bank and Solano Bank, today announced financial results for the three months and nine months ended September 30, 2003.

Net income for the three months ended September 30, 2003 was $1,164,000, or $.50 per share (diluted), as compared with net income of $927,000, or $.41 per share (diluted), for the third quarter of 2002, representing a 26% increase in net income and a 22% increase in earnings per share. Net income for the nine months ended September 30, 2003 was $3,071,000, or $1.32 per share (diluted), compared with net income of $2,582,000, or $1.15 per share (diluted), for the first nine months of 2002, representing a 19% increase in net income and a 15% increase in earnings per share. Total assets were $451,316,000 as of September 30, 2003, equating to growth of 14% over the preceding twelve months. Total assets grew by approximately $16 million from June 30, 2003.

"We believe the increased profits reported for the third quarter represent sustainable returns for North Bay Bancorp. Earnings for the first half of 2003 were negatively impacted by a narrowing of our net interest margin and booking of certain expenses related to litigation and professional services. Strong loan growth is improving our net interest margin and noninterest expenses as a percentage of assets are declining significantly," stated Terry Robinson, President and CEO.

FINANCIAL HIGHLIGHTS
--------------------
Earnings
Net interest income for the third quarter of 2003 increased $390,000 or 9% compared with the third quarter of 2002. Year-to-date net interest income increased $1,243,000 or 10%. The net interest margin has decreased to 4.94% during the first nine months of 2003 from 5.31% for the year 2002. The major factor contributing to the declining margin was lower yields on investments and loans; rates paid on deposits did not reflect a corresponding decline. The net interest margin for the third quarter of 2003 was 4.98%, slightly higher than the year-to-date average, reflecting the impact of an increasing loan-to-deposit ratio.

Noninterest income for the third quarter of 2003 increased $117,000 or 16% compared with the third quarter of 2002.

Year-to-date noninterest income increased $276,000, or 14%, compared with the first nine months of 2002. Most noninterest income was derived from service charges on deposit accounts. The percentage increase in service charge income in 2003 is consistent with the general increase in numbers of deposit accounts. Effective September 15, 2003, the subsidiary banks implemented an Overdraft Privilege Program that is expected to increase service charge income commencing with the fourth quarter of 2003.

Gains on securities transactions were $207,000 during the third quarter of 2003 compared with no securities gains during the third quarter of 2002. Year-to-date securities gains were $637,000 compared to $66,000 for the first nine months of 2002. The securities gains recognized thus far in 2003 have resulted primarily from the sale of specific securities within a year of their respective maturities. Proceeds from the sales have provided funding for loans in process.

Noninterest expense for the third quarter of 2003 increased $570,000 or 15% compared with the third quarter of 2002. Year-to-date noninterest expense for 2003 increased $2,074,000 or 20% compared with the first nine months of 2002. The disproportionate increase in expenses during the first half of 2003 was primarily due to legal fees incurred in connection with litigation with our former host system provider settled in June 2003 and various professional fees. The year-to-date increase was due primarily to a combination of the litigation-related legal fees, an 18% increase in salaries and employee benefits resulting from increased staffing and a 37% increase in occupancy expense resulting from the addition of The Vintage Bank's Gateway Office, relocation of Solano Bank's Fairfield Office and leasing of new holding company administrative office space.

                                                             Continued on page 5
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North Bay Bancorp Investor News           Page 4                   Vol. 2  No. 2

Continued from page 4

Balance Sheet
Total assets were $451.3 million as of September 30, 2003, a 14% increase from September 30, 2002. Deposits grew $51 million or 15% during the previous twelve months. Loans, net of the allowance for loan losses, grew $55 million or 25% during the twelve months ended September 30, 2003. The strong loan growth resulted primarily from aggressive business development activity.

Liquidity levels significantly exceeded policy requirements throughout the year. As of September 30, 2003 liquid assets represented 30% of total assets.

Asset quality remains excellent. As of September 30, 2003, the allowance for loan losses was $3.4 million, or 1.23% of loans outstanding. No loan loss provision was accrued for The Vintage Bank during the first nine months of 2003 based upon our revised loan loss reserve analysis; $135,000 was expensed for the provision at Solano Bank. Net charge-offs were a nominal $4,000 for the first nine months of 2003. There were no nonperforming loans as of September 30, 2003.

OUTLOOK
-------
Regarding the longer-term outlook, Robinson stated, "These third quarter results bode well for the fourth quarter of 2003 and the year 2004. While we anticipate ending 2003 slightly below our ambitious growth and earnings goals for the year, we anticipate 2003 will be recognized as a year of solid growth and improved profitability. More importantly, we are optimistic regarding our growth and earnings prospects for 2004, given the age and position of our six offices opened since July of 2000 and our anticipated increasing noninterest income and improved management of noninterest expense."

ABOUT NORTH BAY BANCORP
-----------------------
North Bay Bancorp is the parent company of two community banks in the North Bay Region of Northern California -- The Vintage Bank based in Napa County and
Solano Bank based in Solano County. Both subsidiaries are full service commercial banks offering a wide selection of deposit, loan and investment services to local consumers and small business customers. Each bank has a separate board of directors composed of local business and community leaders.

The Vintage Bank, which opened for business in 1985, currently operates five banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The Bank's main office and two branch offices are located in the City of Napa. Vintage also has a branch in the City of St. Helena and a branch on Airport Road in the Southern industrial area of Napa County. Solano Bank, which opened in July 2000, operates offices in the primary cities along the I-80 corridor of Solano County. The Bank's main office is located in Vacaville, with branch offices in Fairfield, Vallejo and Benicia. This region, projected to be the fastest growing county in Northern California through year 2020, is attracting growth with a quality lifestyle, affordable housing and business-friendly attitudes. Solano Bank's Fairfield Office was relocated to an upgraded location during the third quarter of 2003 in accordance with a long-standing plan; ATM and night depository service were retained at the prior location.

North Bay Bancorp stock trades on the Nasdaq National Market under the symbol NBAN.

--------------------------------------------------------------------------------
This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

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North Bay Bancorp Investor News           Page 5                   Vol. 2  No. 2

Continued from page 1

In summary, our management team is competent, engaged and committed to seeing North Bay Bancorp realize its vision of growing our Company beyond $1 billion in total assets while generating above-peer financial returns. I have every confidence we will succeed in tins endeavor.


I would like to thank our shareholders for supporting all the proposals as recommended by your Board. Also, I appreciate any feedback our shareholders may have regarding these investor newsletters. Please feel free to call (707) 252-5024 or e-mail me (trobinson@northbaybancorp.com) with your questions or comments.


Sincerely.

/s/ Terry L. Robinson
------------------------------
Terry L. Robinson
President & CEO


                           FORWARD-LOOKING STATEMENTS
                           --------------------------

This letter contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

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North Bay Bancorp Investor News      Page 6                         Vol. 2  No.2